UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

_______________________________

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

__________________________________

Date of Report (Date of earliest event reported): December 27, 2018

Akorn, Inc.

(Exact name of registrant as specified in charter)

Louisiana	001-32360	72-0717400
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1925 W. Field Court, Suite 300, Lake Forest, Illinois 60045
(Address of Principal Executive Offices) (Zip Code)

(847) 279-6100
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Securities Act. ☐

Item 5.02      Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

As previously disclosed in a Current Report on Form 8-K filed by Akorn, Inc. (the “Company”) on December 7, 2018 (the “Announcement 8-K”), Raj Rai will be retiring as Chief Executive Officer of the Company.

In connection with Mr. Rai’s retirement, the Company and Mr. Rai entered into a letter agreement to provide for certain terms of his separation (the “Letter Agreement”). Pursuant to the Letter Agreement, Mr. Rai’s retirement is effective at 11:59 p.m. on December 31, 2018. Mr. Rai will serve in an advisory role to the Company and will be reasonably available to the Company’s Board of Directors and management team to provide transition, consulting and litigation related support from January 1, 2019 through March 31, 2019 pursuant to a separate agreement, which Mr. Rai and the Company have agreed to endeavor to enter into at a later date.

In consideration of Mr. Rai’s agreeing to provide consulting services, Mr. Rai’s unvested restricted stock units will immediately vest on December 31, 2018. Further, consistent with the agreement between the parties disclosed in the Announcement 8-K, the Letter Agreement provides that Mr. Rai will be entitled to severance benefits under Mr. Rai’s Employment Agreement with the Company, entered into on April 11, 2014 (the “Employment Agreement”), as though Mr. Rai resigned for “good reason” consisting of a lump-sum cash payment equal to his total eligible bonus, a lump-sum cash payment equal to one year of base annual compensation and total eligible annual bonus and one year of continued life and health insurance coverage. The Letter Agreement provides that the Company will provide Mr. Rai an additional year of life and health insurance coverage through December 31, 2020. The parties also agreed to modify the Employment Agreement to provide that in the event the Company enters into an agreement on or before December 31, 2019 that would result in a “change in control” (as that term is defined in the Employment Agreement) and such change in control occurs on or before December 31, 2020, Mr. Rai would be entitled to receive a severance payment equal to two-times the sum of his base annual compensation in effect in December 2018 and his total eligible annual bonus for 2018 and would be eligible to receive payment of life and health insurance coverage for a period of 24 months following the change in control. Except as described above, all other applicable terms of the Employment Agreement will remain in full force and effect.

The Company thanks Raj for his contributions and the work he has done to lead Akorn over nearly a decade.

The foregoing description of the Letter Agreement is qualified in its entirety by the text of the Letter Agreement, a copy of which is attached hereto as Exhibit 10.1 and incorporated herein by reference.

Item 5.07	Submission of Matters to a Vote of Security Holders.

The Company held its 2018 Annual Meeting of Shareholders on December 27, 2018.  The voting results on the proposals considered at the Annual Meeting are provided below.

Proposal 1: Each of the nominees described in the Company’s 2018 proxy statement was elected to serve as a director until the conclusion of the Company’s 2019 annual meeting of shareholders or until his or her successor is duly elected and qualified, with the voting results as follows:

	For	Withheld	Broker Non-Votes
Alan Weinstein	74,704,617	23,104,837	0
Kenneth Abramowitz	74,657,346	23,152,108	0
Adrienne Graves	78,031,748	19,777,706	0
Ronald Johnson	73,808,092	24,001,362	0
Steven Meyer	58,536,528	39,272,926	0
Terry Allison Rappuhn	58,538,301	39,271,153	0
Brian Tambi	94,420,133	3,389,321	0

Proposal 2: The Company’s appointment of BDO USA LLP as its independent registered public accounting firm for the fiscal year ending December 31, 2018 was ratified, with the voting results as follows:

For	Against	Abstentions	Broker Non-Votes
106,817,087	307,927	3,652,013	0

Proposal 3: The Company’s executive compensation program described in its 2018 proxy statement was approved on a non-binding advisory basis, with the voting results as follows:

For	Against	Abstentions	Broker Non-Votes
91,488,529	2,662,858	3,658,067	12,967,573

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits:

Exhibit No.	Description of Exhibit
10.1	Letter Agreement dated December 27, 2018 between Raj Rai and Akorn, Inc.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Current Report on Form 8-K to be signed on its behalf by the undersigned hereunto duly authorized.

Akorn, Inc.

		By:	/s/ Duane Portwood
Duane Portwood
Chief Financial Officer

Date:	December 28, 2018